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                                                                Exhibit 23(e)(2)

                               [LOGO OF PROFUNDS]

ProFunds Distributors, Inc.
3435 Stelzer Road
Columbus, Ohio 43219-3035

                                DEALER AGREEMENT
                            FOR INVESTOR CLASS SHARES

Ladies and Gentlemen:

     The Board of Trustees of ProFunds (the "Trust"), an open-end management investment company organized as a Delaware business trust and registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940 (the "1940 Act"), on behalf of the holders of Investor Class shares ("Shares") of each of the investment portfolios of the Trust as set forth on Schedule A (individually, a "Fund" and collectively, the "Funds"), authorizes ProFunds Distributors, Inc. (the "Distributor"), as principal underwriter of the Shares of the Funds, to enter into this Agreement with you (the "Authorized Firm"), concerning the sale of Shares to your clients, members, or customers ("Customers"). The terms and conditions of this Agreement are as follows:

1.   REFERENCE TO PROSPECTUS; DETERMINATION OF NET ASSET VALUE.

1.1 Reference is made to the prospectus for the Shares of each Fund (individually, a "Prospectus" and collectively, the "Prospectuses") as from time to time are effective under the Securities Act of 1933 (the "1933 Act"). Terms defined therein and not otherwise defined herein are used herein with the meaning so defined.

2.   ACTIVITIES PERFORMED BY AUTHORIZED FIRM.

2.1 The Authorized Firm is specifically authorized to distribute the Prospectus and Statement of Additional Information and any sales material received from the Distributor. No person is authorized to distribute any other sales material relating to a Fund without the Distributor's prior written approval. The Authorized Firm further agrees to deliver, upon the Distributor's request, copies of any relevant amended Prospectus and Statement of Additional Information to Customers to whom it has sold Shares. As agent for its Customers, the Authorized Firm shall not withhold placing Customers' orders for any Shares so as to profit itself as a result of such withholding and shall not purchase any Shares from the Distributor except for the purpose of covering purchase orders already received.

     Notice will be given to the Authorized Firm of any repurchase or redemption within ten days of the date on which the tender of Shares for redemption is delivered to the Distributor or to the Trust. Neither party to this Agreement shall purchase any Shares from a record holder at a price lower than the net asset value next computed by or for the Trust. Nothing in this subparagraph shall prevent the Authorized Firm from selling Shares for the account of a record holder to the Distributor or the Trust and charging the investor a fair commission for handling the transaction. Any order placed by the Authorized Firm for the repurchase of Shares of a Fund is subject to the timely receipt by the Trust or its designee of all required documents in good order. If such documents are not received within a reasonable time after the order is placed, the order is subject to cancellation, in which case the Authorized Firm agrees to be responsible for any loss resulting to the Trust or to the Distributor from such cancellation.

     The Distributor will furnish the Authorized Firm, upon request, with offering prices for the Shares in accordance with the then-current Prospectuses and Statement of Additional Information for the Funds, and the Authorized Firm agrees to quote such prices subject to confirmation by the Distributor on any Shares offered to the Authorized Firm for sale. The public offering price shall equal the net asset value per Share of a Fund. Each price is always subject to confirmation, and will be based upon the net asset value next computed after receipt by the Trust or its designee of an order that is in good form. The Authorized Firm acknowledges that it is its responsibility to

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     date and time stamp all orders received by it and to transmit such orders promptly to the Trust or its designee. The Authorized Firm further acknowledges that any failure to promptly transmit such orders that causes a purchaser of Shares to be disadvantaged, based upon the pricing requirements of Rule 22c-1 under the 1940 Act, shall be its sole responsibility. The Distributor reserves the right to terminate this Agreement at any time, effective immediately, if any Shares shall be offered for sale by the Authorized Firm at less than the then-current offering price determined by or for the applicable Fund.

     With respect to orders that are placed for the purchase of Shares, unless otherwise agreed, settlement shall be made with the Trust within three (3) business days after acceptance of the order. If payment is not so received or made, the Distributor reserves the right to cancel the sale, or, at its option, to sell the Shares to the Funds at the then prevailing net asset value. In this event or in the event that the Authorized Firm cancels the trade for any reason, the Authorized Firm agrees to be responsible for any loss resulting to the Funds or to the Distributor from its failure to make payments as aforesaid. The Authorized Firm shall not be entitled to any gains generated thereby.

     The Authorized Firm shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by it on behalf of its Customers by wire or telephone for purchases, exchanges or redemptions, and shall indemnify the Distributor against any claims by its Customers as a result of its failure to properly transmit their instructions. In addition, the Authorized Firm agrees to guarantee the signatures of its Customers when such guarantee is required by the Prospectus of a Fund. In that connection, the Authorized Firm agrees to indemnify and hold harmless all persons, including the Distributor and the Funds' Transfer Agent, against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

2.2 The minimum dollar transaction of a Fund's Shares (including Shares being acquired by Customers pursuant to any exchange privileges described in the Fund's Prospectus) shall be the applicable minimum amount set forth in the Prospectus of such Fund, and no order for less than such amount shall be processed by the Authorized Firm. The procedures relating to the handling of orders shall be subject to instructions which the Trust shall forward from time to time to the Authorized Firm. All orders for a Fund's Shares are subject to acceptance or rejection by the Trust in its sole discretion, and the Trust may, in its discretion and without notice, suspend or withdraw the sale of a Fund's Shares, including the sale of such Shares to the Authorized Firm for the account of any Customer or Customers.

2.3 In no transaction shall the Authorized Firm act as dealer for its own account; the Authorized Firm shall act solely for, upon the specific or pre-authorized instructions of, and for the account of, its Customers. For all purposes of this Agreement except as specifically provided in section 3.3, the Authorized Firm will be deemed to be an independent contractor, and will have no authority to act as agent for the Distributor or the Trust or any dealer of the Shares in any matter or in any respect. No person is authorized to make any representations concerning the Trust or a Fund's Shares except those representations contained in the Fund's then-current Prospectus and Statement of Additional Information and in such printed information as the Trust or Distributor may subsequently prepare.

3.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

3.1 The parties acknowledge that they are financial institutions subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") or are otherwise aware of and agree to abide by the AML Acts, by implementing reasonable procedures to monitor money laundering and by taking all other necessary actions to adhere to the AML Acts. The parties acknowledge that the AML Acts require, among other things, that financial institutions adopt compliance programs to guard against money laundering and provide for customer identification programs. The parties further acknowledge that they are in compliance and will continue to comply with the AML Acts and applicable anti-money laundering rules of self-regulatory organizations, including NASD Conduct Rule 3011, in all relevant respects.

3.2 By written acceptance of this Agreement, the Authorized Firm represents, warrants, and agrees that: (i) the Authorized Firm will provide to Customers a schedule of the services it will perform pursuant to this Agreement and a schedule of any fees that the Authorized Firm may charge directly to Customers for services it

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     performs in connection with investments in the Trust on the Customer's behalf; and (ii) any and all compensation payable to the Authorized Firm by Customers in connection with the investment of their assets in the Trust will be disclosed by the Authorized Firm to Customers and will be authorized by Customers and will not result in an excessive fee to the Authorized Firm.

3.3 The Authorized Firm agrees to comply with all requirements applicable to it by reason of all applicable laws, including federal and state securities laws, the Rules and Regulations of the SEC, including, without limitation, all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, and the 1940 Act, and the Conduct Rules of the NASD. Upon request, the Distributor will furnish the Authorized Firm with a list of the states or other jurisdictions in which the Distributor believes the Shares of the Funds are qualified for sale, and the Authorized Firm agrees that it will not purchase a Fund's Shares on behalf of a Customer's account in any jurisdiction in which such Shares are not registered or otherwise qualified for sale. The Authorized Firm further agrees that it will maintain all records required by applicable law or otherwise reasonably requested by the Distributor relating to the services provided by it pursuant to the terms of this Agreement. The Authorized Firm agrees that it will comply at all times with the provisions of Rule 22c-1 of the 1940 Act. Purchase and redemption orders, and payment for shares of a Fund ordered from the Trust, must be received at the time, and in the manner, as determined by the Trust. All Orders are subject to acceptance or rejection by the Trust or the relevant Fund in the sole discretion of either, or by the relevant Fund's transfer agent acting on the Trust's or the Fund's behalf, and orders shall be effective only upon receipt in proper form. The Trust may, if necessary, delay redemption of shares of a Fund to the extent permitted by the 1940 Act. The Authorized Firm may submit a purchase, exchange or redemption order (an "Order") for shares of a Fund on behalf of a Customer to such Trust's designated contact in the manner determined by the Trust. Receipt and acceptance of any such Order on any day the New York Stock Exchange is open for trading and on which a Fund calculates its net asset value (a "Business Day") pursuant to SEC rules by the Authorized Firm as limited agent of the Fund prior to the time that the Fund ordinarily calculates its net asset value as described from time to time in the Fund's prospectus (which as of the date of execution of this Agreement is 4:00 p.m. Eastern Time) shall constitute receipt and acceptance by the Fund on that same Business Day. To facilitate the Funds' daily trading practices, the Authorized Firm (i) may be required to provide the Funds with estimated daily net aggregate trade and other information relating to the Funds at times and in the manner reasonably specified by the Funds prior to the close of business on each Business Day and (ii) may be required to provide the Funds on the following Business Day with a confirmed final report of the previous Business Day's transaction information related to the Funds at such times mandated by the Funds.

3.4 Each party hereto agrees that any Nonpublic Personal Information, as the term is defined in Securities and Exchange Commission Regulation S-P ("Reg S-P"), that may be disclosed by a party hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Reg S-P and any other applicable regulations and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law.

3.5 The Authorized Firm agrees that under no circumstances shall the Distributor be liable to the Authorized Firm or any other person under this Agreement as a result of any action by the SEC affecting the operation or continuation of the Agreement.

3.6 The Authorized Firm agrees that the obligations of the parties hereto and the operation and/or continuation of this Agreement are subject to any applicable policies of the Distributor and the Trust, as they may be amended from time to time. The Authorized Firm further agrees that the operation and/or continuation of this Agreement is subject to: (i) the Board of Trustees' evaluation of this Agreement; and (ii) any other determinations that the Board of Trustees deems appropriate.

3.7 The Authorized Firm will make available to the Distributor, promptly upon request, appropriate books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the

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     Authorized Firm's services under this Agreement that may be requested, following notice to the Distributor.

3.8 The Funds' prospectus will generically identify the Authorized Firm as a party that may accept purchase and redemption orders on behalf of a Fund and will provide: (i) that the Funds have authorized one or more intermediaries to accept on its behalf purchase and redemption orders that are in "good order"; (ii) that the intermediaries are authorized to designate other intermediaries to accept purchase and redemption orders on the Funds' behalf; (iii) that the Funds will be deemed to have received a purchase or redemption order when an authorized intermediary or, if applicable, an intermediary's authorized designee, accepts the order; and
     (iv) that customer orders will be priced at the Funds' net asset value next computed after they are accepted by an authorized intermediary or the intermediary's designee.

4.   EXCULPATION; INDEMNIFICATION.

4.1 The Distributor shall not be liable to the Authorized Firm and the Authorized Firm shall not be liable to the Distributor except for acts or failures to act which constitute lack of good faith or gross negligence and for obligations expressly assumed by either party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by the Distributor or by the Authorized Firm of compliance with any applicable law, rule, or regulation.

4.2 The Authorized Firm will indemnify the Distributor and hold it harmless from any claims or assertions relating to a breach of any representation or warranty under this Agreement, failure by the Authorized Firm to maintain required anti-money laundering procedures (including customer identification programs), the lawfulness of the Authorized Firm's participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with the Authorized Firm performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, the Distributor shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all costs of such defense shall be borne by the Authorized Firm.

5.   EFFECTIVE DATE; AMENDMENTS; TERMINATION.

5.1 This Agreement will become effective with respect to each Fund on the date of its acceptance by the Authorized Firm. Unless sooner terminated with respect to any Fund, this Agreement will continue with respect to a Fund until terminated in accordance with its terms.

5.2 This Agreement will automatically terminate with respect to a Fund in the event of its assignment (as such term is defined in the 1940 Act) or upon the termination of the Distributor's distribution agreement with the Trust. This Agreement may be terminated with respect to any Fund by the Trust or by the Authorized Firm, without penalty, upon sixty days' prior written notice to the other party. This Agreement may also be terminated with respect to any Fund at any time without penalty by the vote of a majority of the outstanding Shares of a Fund on sixty days' written notice.

6.   GENERAL.

6.1 The Distributor may enter into other similar agreements with any other person or persons without the Authorized Firm's consent.

6.2 Upon receiving the written consent of the Distributor, the Authorized Firm may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that the Authorized Firm shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Authorized Firm shall be responsible, to the extent provided in Article 4 hereof, for all acts of such subcontractor as if such acts were its own.

6.3 This Agreement supersedes any other agreement between the Distributor and the Authorized Firm relating to support services in connection with a Fund's Shares and relating to any other matters discussed herein. All covenants, agreements, representations, and warranties made herein (including but not limited to those set forth

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     in Sections 3 and 4) shall be deemed to have been material and relied on by each party, notwithstanding any investigation made by either party or on behalf of either party, and shall survive the execution and delivery of this Agreement. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the Commonwealth of Massachusetts and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

6.4 Notices and communications required or permitted hereby will be given to the following persons at the following addresses or facsimile numbers as the party receiving such notices or communications may subsequently direct in writing:

          If to the Distributor:
          ProFunds Distributors, Inc.
          60 State Street, Suite 1300
          Boston, MA 02109
          Attention: Broker Dealer Compliance
          Telephone:
          Facsimile:

          If to the Authorized Firm:

          Attention:

6.5 During the term of this Agreement, the Authorized Firm will pay all ordinary expenses incurred by it in connection with its obligations under this Agreement.

6.6 Each party acknowledges that the identities of the other party's customers, as well as information maintained by such other party regarding those customers, and all computer programs, technical, trade secret or business information, including, without limitation, financial information, business or marketing strategies or plans, product development and procedures developed by such other party or such other party's agents in connection with this arrangement which is disclosed to the other party hereto or otherwise obtained by the other party, its affiliates, agents or representatives during the term of this Agreement, constitute the valuable property of such other party ("Proprietary Information"). Each party agrees that should either of them be furnished any Proprietary Information, the party who acquired such Proprietary Information shall use its best efforts to hold such information or property in confidence and refrain from using, disclosing, or distributing any of such information or other property except (i) with the other party's prior written consent, or (ii) as required by law or judicial process. Each party acknowledge that any breach of the foregoing agreements as to the other party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agree that in the event of a breach such other party will be entitled to seek equitable relief, as well as such other relief as any court of competent jurisdiction deems appropriate. Each party shall promptly notify the other in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information. Each party shall be liable under this Agreement for any use or disclosure in violation of this Agreement by its employees, attorneys, accountants, or other advisors or agents. This section 6.6 shall continue in full force and effect notwithstanding the termination of this Agreement.

6.7 Any and all disputes arising under or in connection with this Agreement will be finally and exclusively resolved by arbitration under the rules of arbitration then in effect for the National Association of Securities Dealers, Inc. or the American Arbitration Association, such organization to be selected in the sole discretion of the Distributor. The arbitration will be held in Boston, Massachusetts before three arbitrators who have no present or former affiliation with any party to this Agreement and who are knowledgeable about mutual funds, the asset management industry and the subject of the dispute. Each party will choose

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     one arbitrator, and the two arbitrators so chosen will choose a third who will chair the proceedings. In no event will the arbitrators have the authority to make any award that provides for punitive or exemplary damages. Any decision rendered by the arbitrators will be binding, final and conclusive upon both parties, and a judgment thereon may be entered in, and enforced by, any court having jurisdiction over the party against which an award is entered, or by any court having jurisdiction over the assets of any party against which an award is entered, and the parties hereby irrevocably waive any objections to the jurisdiction of such court based on any ground, including improper venue or forum non conveniens. Except where clearly prevented by the subject matter of the dispute, both parties will continue performing their respective obligations under this Agreement while the dispute is being resolved. The prevailing party in any claim, action, arbitration, or other proceeding arising under or in connection with the implementation or enforcement of this Agreement will be entitled to recover from the other party all reasonable attorneys' fees incurred in connection therewith.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below.

                                          ProFunds Distributors, Inc.


                                          By:
                                                 -------------------------------
                                          Title:
                                                 -------------------------------

The foregoing Agreement is hereby
accepted:

--------------------------------------
Authorized Firm


By:
Name:

Title:
Date:
       -------------------------------

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                                   SCHEDULE A

Airlines UltraSector ProFund*
Asia 30 ProFund*
Banks UltraSector ProFund
Basic Materials UltraSector ProFund
Bear ProFund
Biotechnology UltraSector ProFund
Bull ProFund
Consumer Cyclical UltraSector ProFund*
Consumer Non-Cyclical UltraSector ProFund*
Dow 30 ProFund*
Energy UltraSector ProFund
Europe 30 ProFund
Financial UltraSector ProFund
Healthcare UltraSector ProFund
Industrial UltraSector ProFund*
Internet UltraSector ProFund
Large-Cap Growth ProFund
Large-Cap Value ProFund
Leisure Goods & Services UltraSector ProFund*
Mid-Cap Growth ProFund
Mid-Cap ProFund
Mid-Cap Value ProFund
Money Market ProFund
Oil Drilling Equipment & Services UltraSector ProFund*
OTC ProFund
Pharmaceuticals UltraSector ProFund
Precious Metals UltraSector ProFund
Real Estate UltraSector ProFund
Rising Rates Opportunity ProFund
Semiconductor UltraSector ProFund
Short Dow 30 ProFund*
Short Mid-Cap ProFund*
Short OTC ProFund
Short Small-Cap ProFund
Small-Cap Growth ProFund
Small-Cap ProFund
Small-Cap Value ProFund
Technology UltraSector ProFund
Telecommunications UltraSector ProFund
U.S. Government Plus ProFund
UltraBear ProFund
UltraBull ProFund
UltraDow 30 ProFund
UltraJapan ProFund
UltraMid-Cap ProFund
UltraOTC ProFund
UltraShort Dow 30 ProFund*
UltraShort Mid-Cap ProFund*
UltraShort OTC ProFund
UltraShort Small-Cap ProFund*
UltraSmall-Cap ProFund
Utilities UltraSector ProFund
Wireless Communications UltraSector ProFund

*ProFunds has not commenced investment operations.

Dated as of: December 17, 2003

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